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Exhibit (a)(1)(xx)

SECOND SUPPLEMENT
TO
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
BLUELINX HOLDINGS INC.
NOT OWNED BY CERBERUS ABP INVESTOR LLC
AT
$4.00 NET PER SHARE

BY
CERBERUS ABP INVESTOR LLC
AND CERBERUS CAPITAL MANAGEMENT, L.P.

THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON FRIDAY, OCTOBER 8, 2010, UNLESS THE AMENDED OFFER
IS EXTENDED.

September 22, 2010

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by Cerberus ABP Investor LLC, a Delaware limited liability company ("Purchaser") and Cerberus Capital Management, L.P., a Delaware limited partnership ("Cerberus"), to act as Dealer Manager in connection with Purchaser and Cerberus' offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of BlueLinx Holdings Inc., a Delaware corporation (the "Company"), not owned by Purchaser at a price of $4.00 per Share, net to the seller in cash (the "Amended Offer Price"), without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Second Supplement to the Offer to Purchase, dated September 22, 2010 (the "Supplement") which supplements the offer to purchase dated August 2, 2010 (the "Offer to Purchase"), as amended, and in the related revised Letter of Transmittal (which, together with the Supplement, as each may be amended or supplemented from time to time, collectively constitute the "Amended Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are the following documents:

  1.
  Supplement, dated September 22, 2010;

  2.
  Revised Letter of Transmittal, including a Substitute Form W-9, to be used by stockholders of the Company in accepting the Amended Offer and tendering Shares;

  3.
  Revised Notice of Guaranteed Delivery to be used to accept the Amended Offer if certificates for Shares and all other documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed by the expiration date of the Amended Offer;

  4.
  A letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Amended Offer; and

  5.
  Return envelope addressed to the Depositary.

        Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Amended Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, October 8, 2010, unless the Amended Offer is extended.

        The Amended Offer is conditioned upon, among other things, (i) the special committee of the board of directors of the Company having amended its "Solicitation/Recommendation Statement" on Schedule 14D-9 to affirmatively recommend the Amended Offer and not having subsequently withdrawn or amended or modified (whether by further amendment to Schedule 14D-9 or otherwise) in any manner adverse to Purchaser and Cerberus such affirmative recommendation of the Amended Offer (the "Special Committee Recommendation Condition"), (ii) there being validly tendered and not withdrawn a number of Shares representing at least a majority of the Shares, excluding Shares owned by Purchaser and the officers and directors of the Company, issued and outstanding (including any Shares issued upon exercise of options) as of the date the Shares are accepted for payment pursuant to the Amended Offer (the "Minimum Tender Condition") and (iii) unless waived, there being validly tendered and not withdrawn a sufficient number of Shares such that, upon acceptance for payment and payment for the tendered Shares pursuant to the Amended Offer, Purchaser will own a number of Shares representing at least 90% of the issued and outstanding Shares as of the date the Shares are accepted for payment pursuant to the Amended Offer (the "90% Condition"). The Amended Offer is not subject to any financing or due diligence condition. The Minimum Tender Condition and the Special Committee Recommendation Condition are not waivable but the 90% Condition and other conditions are waivable by Purchaser in its sole discretion. The Amended Offer is also subject to other conditions. See "THE AMENDED OFFER—Section 12. Conditions of the Amended Offer." in the Supplement.

        Upon the terms and subject to the conditions of the Amended Offer (including, if the Amended Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date if and when Purchaser gives oral or written notice to Registrar and Transfer Company (the "Depositary") of Purchaser's acceptance of the tenders of such Shares for payment pursuant to the Amended Offer. Payment for Shares tendered and accepted for payment pursuant to the Amended Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a revised Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the revised Letter of Transmittal), and (c) any other documents required by the revised Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Amended Offer or any delay in payment for Shares.

        Purchaser and Cerberus are not aware of any state where the making of the Amended Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser and Cerberus become aware of any valid state statute prohibiting the making of the Amended Offer or the acceptance of the Shares, Purchaser and Cerberus will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Amended Offer. If, after a good faith effort, Purchaser and Cerberus cannot comply with the state statute, Purchaser and Cerberus will not make the Amended Offer to, nor will Purchaser and Cerberus accept tenders from or on behalf of, the holders of Shares in that state.

        In order to tender Shares pursuant to the Amended Offer, a revised Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the revised Letter of Transmittal, should be sent to and timely received by the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the

Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the revised Letter of Transmittal and the Offer to Purchase.

        Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Amended Offer. Stockholders who have already tendered Shares pursuant to the Original Offer using the previously distributed original (white) Letter of Transmittal or original (green) Notice of Guaranteed Delivery and who have not withdrawn such Shares need not take any further action in order to receive the increased offer price of $4.00 per Share, if Shares are accepted and paid for by Purchaser pursuant to the Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized.

        Purchaser and Cerberus will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Amended Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        If holders of Shares wish to tender their Shares but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the revised Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to the Dealer Manager at the address and telephone number set forth below and in the Supplement. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

                      Very truly yours,

                      Merrill Lynch, Pierce, Fenner & Smith
                                            Incorporated

                      Bank of America Tower
                      One Bryant Park
                      New York, NY 10036
                      (888) 803-9655

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, CERBERUS, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE AMENDED OFFER NOT CONTAINED IN THE SUPPLEMENT, THE OFFER TO PURCHASE OR THE REVISED LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(xx)